Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WISDOM TREE INVESTMENTS, INC.

WisdomTree Investments, Inc. a corporation organized and existing under the laws of the state of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The current name of the Corporation is WisdomTree Investments, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 19, 1985. The name under which the Corporation was incorporated was Financial Data Systems, Inc. The corporation filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on August 20,1991 (the “Restated Certificate”). The Restated Certificate was amended on May 27, 1993 and renewed and revived on October 15, 1996 (the “First Renewed Certificate”). The First Renewed Certificate was amended on June 23, 1997 and June 23, 1999 and renewed and revived on March 13, 2000 (the “Second Renewed Certificate”). The Second Renewed Certificate was amended on June 18, 2002, October 4, 2004, June 19, 2005 and September 6, 2005 (the “Third Amended Certificate”).

SECOND: This Amended and Restated Certificate of Incorporation (the “Certificate”) amends and restates the provisions of the Third Amended Certificate in accordance with Section 245 of the Delaware General Corporation Law (the “DGCL”), was duly approved by the Corporation’s Board of Directors in accordance with the provisions of Section 242 of the DGCL and thereafter was duly adopted by the affirmative written consent of the holders of a majority of the outstanding stock entitled to vote thereon in accordance with Section 228 of the DGCL.

THIRD: The text of the Third Amended Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.

ARTICLE I

The name of Corporation is WisdomTree Investments, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is National Corporate Research, Ltd., 615 South DuPont Highway, in the City of Dover, County of Kent. The name of its registered agent at such address is National Corporate Research, Ltd.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is two hundred fifty-two million (252,000,000) shares, of which two hundred fifty million (250,000,000) shares will be a class designated as common stock, with a par value of one cent ($.01) per share (the “Common Stock”), and two million (2,000,000) shares shall be a class designated as undesignated shares of preferred stock, with a par value of one cent ($.01) per share (the “Undesignated Preferred Stock”).

Except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock, the number of authorized shares of the class of Common Stock or Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A. COMMON STOCK

Subject to all the rights, powers and preferences of the Undesignated Preferred Stock and except as provided by law or in this Certificate (or in any certificate of designations of any series of Undesignated Preferred Stock):

(a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series of Undesignated Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

(b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof; and

(c) subject to all the rights, powers and preferences of the Undesignated Preferred Stock, upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B. UNDESIGNATED PREFERRED STOCK

The Board of Directors of the Corporation hereby expressly is granted authority to authorize, in accordance with Section 151(a) of the DGCL, from time to time the issuance of one or more series of Undesignated Preferred Stock and with respect to any such series, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, establish or change from time to time, by resolution or resolutions, the numbers, powers, designations, preferences, and relative, participating, optional, or other special rights of such series, and the qualifications, limitations, or restrictions thereof, including, but without limiting the generality of the foregoing, the following:

(a) entitling the holders thereof to cumulative, non-cumulative, or partially cumulative dividends, or to no dividends;

(b) entitling the holders thereof to receive dividends payable on a parity with, junior to, or in preference to, the dividends payable on any other class or series of capital stock of the Corporation;

(c) entitling the holders thereof to rights upon the liquidation of, or upon the distribution of the assets of, the Corporation, on a parity with, junior to, or in preference to, the rights of any other class or series of capital stock of the Corporation;

(d) providing for the conversion, at the option of the holder or of the Corporation or both, of the shares of Preferred Stock into shares of any other class or classes of capital stock of the Corporation or any series of the same or any other class or classes or into property of the Corporation or into the securities or properties of any other corporation or person, or providing for no conversion;

(e) providing for the redemption, as a whole or in part, of the shares of Preferred Stock at the option of the Corporation, in cash, bonds, or other property, at such price or prices, within such period or periods, and under such conditions as the Board of Directors shall so provide, including provision for the creation of a sinking fund for the redemption thereof, or providing for no redemption; and

(f) providing for the lack of voting rights or limited voting rights or enjoying general, special or multiple voting rights.

ARTICLE V

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors;

(2) Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide;

(3) The number of directors of the Corporation shall be fixed solely and exclusively by resolutions adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as reasonably possible. The initial Class I Directors of the Corporation shall be Anthony Bossone, Bruce Lavine and Michael Steinhardt; the initial Class II Directors of the Corporation shall be Steven Begleiter and James D. Robinson, IV; and the initial Class III Directors of the Corporation shall be R. Jarrett Lilien, Frank Salerno and Jonathan Steinberg. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2012, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2013, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2014. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the directors shall hold their office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

(4) In addition to the powers and authority expressly conferred upon them herein or by statute, the directors hereby are empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

(5) Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article V.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

(6) Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect directors and to remove any director whom the holders of any such series have the right to elect, any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock then entitled to vote at an election of directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the director whose removal will be considered at the meeting.

ARTICLE VI

(1) Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

(2) Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VII

No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, pursuant to Section 102(b)(7) of the DGCL. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

ARTICLE X

A. AMENDMENT OF BYLAWS

(1) Except as otherwise provided by law, the Bylaws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office.

(2) The Bylaws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least 75% of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

B. AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of capital stock that is required by this Certificate or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that the affirmative vote of not less than 75% of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article VII or Article X of this Certificate.

THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this 31st day of March, 2011.

WISDOM TREE INVESTMENTS, INC.

By:	/s/ Jonathan Steinberg
Name:	Jonathan Steinberg
Title:	Chief Executive Officer

By:	/s/ Bruce Lavine
Name:	Bruce Lavine
Title:	President and Chief Operating Officer